CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Strong Municipal Funds, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 24 to the Registration Statement of Strong Municipal Funds, Inc., on Form N-1A of our report dated October 6, 1999, on our audit of the financial statements and financial highlights of Strong Short-Term High Yield Municipal Fund, one of the portfolios constituting the Strong Municipal Funds, Inc., which report is included in the Annual Report to Shareholders for the year ended August 31, 1999, which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the references to our Firm under the captions "Independent Accountants" in the Statement of Additional Information and "Financial Highlights" in the Prospectus.

PricewaterhouseCoopers LLP
/s/ PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
December 28, 1999